Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in the proxy statement-prospectus included in Pre-effective Amendment No. 1 to the Registration Statement (No. 333-121545) on Form S-4 (the “Registration Statement”) of Wells Fargo & Company (the “Company”), related to the acquisition of First Community Capital Corporation, of our reports dated February 23, 2005, with respect to: (a) the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and (b) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which are incorporated by reference in the Company’s 2004 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the proxy statement-prospectus included in the Registration Statement. Our report on the aforementioned consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

/s/    KPMG LLP

San Francisco, California

June 24, 2005